Exhibit 10.19

LOAN PARTICIPATION SALE AGREEMENT
(COLB WET & DRY MORTGAGE LOANS Program)

THIS LOAN PARTICIPATION SALE AGREEMENT (COLB Wet & Dry Mortgage Loans Program) (the “Agreement”) is made and entered into as of the 21 day of December, 2007, by and between SIRVA MORTGAGE, INC., an Ohio corporation, whose address is 6070 Parkland Boulevard, Mayfield Heights, Ohio 44124 (the “Seller”) and COLONIAL BANK, N.A., a national banking association, whose address is One Commerce Street, Montgomery, Alabama  36104 (the “Buyer”).

BACKGROUND

The Seller originates, acquires, markets, sells and services one-to-four family, residential real estate loans secured by a lien on the real property (and improvements) encumbered pursuant to such loans (collectively, the “Mortgage Loans”). The Seller wishes to sell, and the Buyer wishes to purchase, undivided participation ownership interests (each, a “Participation Interest,” and collectively, the “Participation Interests”) in the Mortgage Loans (and all collections received or receivable from the Mortgage Loans and all escrow and reserve accounts and funds held on deposit therein) identified in the Participation Certificate(s) (as defined below) issued pursuant to this Agreement.  The Mortgage Loans in which the Buyer is purchasing a Participation Interest hereunder shall be closed and funded contemporaneously with the payment by the Buyer of the purchase price for the Participation Interest in such Mortgage Loan or shall be closed and funded by the Seller prior to the Buyer’s payment of the purchase price for the Participation Interest in such Mortgage Loan.  This Agreement is intended by the parties to govern the sale, assignment and transfer by the Seller to the Buyer of such Participation Interest(s) in the Mortgage Loans (and all collections received or receivable from the Mortgage Loans and all escrow and reserve accounts and funds held on deposit therein) identified in such Participation Certificate(s), including the percentage of the principal amount of such Mortgage Loans representing the undivided interest sold, the purchase price, the amounts payable to the Buyer, and the Seller’s responsibilities for servicing and other incidents, including those of agency, with respect to the resulting Participation Interests.  The purchase price to be paid by the Buyer for the Participation Interest(s) sold under this Agreement will be set forth in the Participation Certificate(s) issued by the Seller to the Buyer from time to time pursuant to this Agreement.  The Seller will be retained as servicer of the Participated Mortgage Loans (as defined below) because (i) the Seller (or one or more of its subsidiaries, affiliates or customers) originated the Participated Mortgage Loans in the ordinary course of its business, (ii) the Seller is familiar with servicing the Participated Mortgage Loans and the Servicing Standards, and (iii) the Seller has the administrative and other staff and agents necessary to most effectively service the Participated Mortgage Loans under the Servicing Standards. Accordingly, other entities could not comparably service the Participated Mortgage Loans as efficiently as the Seller and servicing the Participated Mortgage Loans by any entity other than the Seller could result in a diminution in the value of the Participation Interest.

AGREEMENT

1.             Sale and Identification of Loan Participation Interest; Funding Mortgage Loans; Closing Agents.

A.            Subject to the terms and conditions hereunder, the Seller hereby agrees to irrevocably sell to the Buyer, and the Buyer hereby agrees to purchase from the Seller, the Participation Interest(s) in the Mortgage Loans (and all collections received or receivable from the Mortgage Loans and all escrow and reserve accounts and funds held on deposit therein) identified in the participation certificate(s), in the form attached hereto as Exhibit A appropriately completed (as amended, restated, supplemented from time to time, each, a “Participation Certificate”), issued by the Seller to the Buyer from time to time pursuant to this Agreement (each, a “Participated Mortgage Loan,” and collectively, the “Participated Mortgage Loans”) for the purchase price set forth in the Participation Certificate. Notwithstanding the purchase price set forth in the Participation Certificate, the parties agree that, in the case of any Mortgage Loans which, at the time the Buyer purchases its Participation Interest in such Mortgage Loans from the Seller, are not covered by a master forward commitment of an end investor pursuant to the requirements of Section 4(ii)(c)(1) hereof, but which otherwise meet the requirements of Section 4(ii)(c)(2) hereof, the Buyer will pay to Seller an additional purchase price for such Mortgage Loans at the time of closing of the sale of such Mortgage Loans to an end investor which the Buyer believes to be fair market value and adequate consideration for the difference between the purchase price initially paid by the Buyer for its Participation Interest in such Mortgage Loans and the purchase price that would have been payable by the Buyer to the Seller had such Mortgage Loans been covered by the end investor’s commitment at the time of initial purchase by the Buyer of its Participation Interest.  Each Participation Certificate shall specify, among other things, the percentage of the principal amount of the Mortgage Loans representing the undivided interest sold, the identification of the Mortgage Loans in which the Buyer has purchased the Participation Interest, and the purchase price paid by the Buyer. The Seller hereby sells, assigns, transfers and delivers to the Buyer, the percentage Participation Interest indicated in each Participation Certificate (as applicable, the “Buyer’s Percentage” or “Percentage”) of the Seller’s ownership rights in and to the Participated Mortgage Loans and the indebtedness, promissory note or notes, collateral security (including, without limitation, where such term is used herein, the mortgage, deed of trust, deed to secure debt and any other form of security instrument used to create a lien or other encumbrance upon real property as security for such promissory note or notes), the end investor commitment, all escrow and reserve accounts and funds held on deposit therein and all other documents and instruments evidencing, securing or otherwise relating to such Participated Mortgage Loans.  Notwithstanding the foregoing, so long as the Seller is acting as servicing agent on behalf of the Buyer hereunder, the Seller shall enforce any and all remedies, or exercise any defenses of setoff or otherwise, directly against any Obligor(s) (as defined below) under the Participated Mortgage Loans as are reasonably prudent under the circumstances and consistent with the Servicing Standards (as defined below).

B.            The parties hereto agree that the Mortgage Loans in which the Buyer is purchasing a Participation Interest hereunder shall either be closed and funded contemporaneously with the payment by the Buyer of the purchase price for the Participation Interest in such Mortgage Loan or shall have been closed and funded by the Seller prior to the Buyer’s payment of the purchase price for the Participation Interest in such Mortgage Loan.  Payment of the purchase price for a Mortgage Loan may be made before delivery to the Buyer of all of the Required Documents (as defined in Section 5 hereof) related to such Mortgage Loan (a “Wet Mortgage Loan”) or after the Required Documents are delivered to the Buyer or its designee (a “Dry Mortgage Loan”).  A Wet Mortgage Loan shall become a Dry Mortgage Loan immediately upon delivery of all of the Required Documents to the Buyer or its designee.  The Buyer may purchase a Participation Interest in a Dry Mortgage Loan if the Required Documents are delivered to the Buyer prior to such purchase.  The Seller irrevocably agrees that (i) payment of the purchase price for the Participation Interest in a Wet Mortgage Loan shall be made directly to an approved payee and closing agent (“Approved Payee” and “Closing Agent”) designated by the Seller and acceptable to the Buyer, which Closing Agent shall also be responsible for closing and funding such Mortgage Loan, and (ii) payment of the purchase price for the Participation Interest in a Dry Mortgage Loan shall be made to the Seller or, if such Dry Mortgage Loan is purchased by the Seller from a third party correspondent, by remitting or transferring such funds to an account designated in writing by the Seller or by such warehouse lender in its bailment letter, as the case may be.  In order for a Person to be designated an Approved Payee and Closing Agent with respect to purchase price proceeds to be used to fund any Wet Mortgage Loan, the following conditions shall apply:

(i)            the Seller shall have submitted to the Buyer a valid Closing Protection Letter (as defined below) covering the closings conducted by the Closing Agent in the jurisdiction where the closing will take place issued by the title insurance company which is issuing the title insurance policy covering the related Mortgage Loan, and, if applicable, an assignment to the Buyer of such Closing Protection Letter, in form and substance acceptable to the Buyer, in its sole and absolute discretion.  From time to time, the Buyer may modify any such requirements in its sole and absolute discretion;

(ii)           the Seller shall have submitted to the Buyer any other information and documentation as the Buyer reasonably may deem appropriate with respect to such Closing Agent and/or title insurance company; and

(iii)          the Buyer shall have reviewed the applicable documents with respect to such proposed Closing Agent and notified the Seller within two (2) Business Days (as defined below) thereafter as to whether such Closing Agent has been accepted by the Buyer, in its sole and absolute discretion, to be an approved payee with respect to such Mortgage Loan.  Buyer may withdraw its approval of any Closing Agent as an approved payee at any time, in its sole and absolute discretion.

For purposes of this Agreement, the terms shall below shall have the following meanings:

“Business Day” as used herein shall mean any day, other than a Saturday or Sunday, or a day on which banking and savings and loan institutions in the State of Alabama are authorized or obligated by law or executive order to be closed.

“Closing Protection Letter” shall mean a document, in form and substance acceptable to the Buyer, in its sole and absolute discretion, issued by a title insurance company to the Seller and listing the Buyer as a loss payee, and relied upon by the Buyer to provide closing protection for one or more mortgage loan closings and to insure the Seller and the Buyer, without limitation, against embezzlement by the Closing Agent and loss or damage resulting from the failure of the Closing Agent to comply with all applicable closing instructions.  The Closing Protection Letter shall be issued in the form of a blanket closing protection letter unless otherwise agreed by the Buyer, in its sole and absolute discretion and on a case-by-case basis.

                “Person” shall mean natural persons, corporations, limited liability companies, limited partnerships, registered limited liability partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations and governments and agencies and political subdivisions of them.

C.            Seller shall provide the Buyer prior written notice (a “Purchase Request”) by no later than 11:00 a.m. (Montgomery time) on the date payment is requested, in a form acceptable to the Buyer, which can be submitted by the Seller to the Buyer electronically, of the (i) date payment of the purchase price hereunder is requested to be made by the Buyer for a Mortgage Loan (the “Purchase Date”); (ii) the scheduled closing date of such Mortgage Loan in the case of a Wet Mortgage Loan; (iii) the note principal balance of such Mortgage Loan; (iv) the bank wire instructions for the Closing Agent in the case of a Wet Mortgage Loan; and (v) loan number, borrower(s) name, and such other relevant information related to the Mortgage Loan in which a Participation Interest is being purchased by the Buyer.  The Purchase Request with respect to any Wet Mortgage Loan must certify to the Buyer that the closing and funding of such Mortgage Loan will occur within one (1) Business Day after the purchase price is paid by the Buyer to the Closing Agent on behalf of the Seller.  The Purchase Request shall be irrevocable after it is delivered to the Buyer.  As conditions precedent to the Buyer’s obligation to pay the purchase price for the Participation Interest in any Mortgage Loan, the following shall be true and correct as of the date payment thereof is made by the Buyer to the Closing Agent (1) the Seller has complied, and is in compliance, with all of its obligations hereunder, and the Seller’s representations and warranties made in this Agreement shall be true and correct; (2) there shall not have occurred or be continuing a default under this Agreement and no default is imminent or likely to occur after giving effect to the payment of the amounts requested by the Seller; and (3) a fully executed original (or a copy thereof which the parties agree constitutes an original hereunder) Participation Certificate evidencing the Buyer’s Participation Interest in the Mortgage Loan shall have been issued by the Seller and delivered to the Buyer.  Subject to the terms and conditions of this Agreement, on the requested Purchase Date for each Mortgage Loan, the Buyer shall make available to the Seller the purchase price requested by the Seller in the Purchase Request in the applicable manner contemplated by Section 1.B.  If a Wet Mortgage Loan is not closed and funded within one (1) Business Day after the purchase price is paid to the Closing Agent, the Buyer shall direct the Closing Agent to immediately return the purchase price proceeds to the Buyer, and the Buyer’s Participation Interest in such Mortgage Loan shall be null and void (a “Failed Transaction”); except, that the Seller shall be liable to the Buyer for all costs and expenses incurred thereby and interest accrued at the LIBOR Rate (as defined in the Participation Certificate) plus 150 basis points (1.50%) on the amount of the purchase price paid from and including the Purchase Date to but excluding the date such purchase price proceeds are returned to the Buyer, which amounts shall be immediately due and payable, arising from such Failed Transaction.  In addition to such other rights under applicable law, the Buyer shall have the right to setoff and deduct from amounts held on deposit by the Seller with the Buyer, whether or not related to this Agreement, the amount of such costs, expenses and accrued interest related to a Failed Transaction.

                For purposes of this Agreement, the term “Purchase Date” shall also include any subsequent purchase date in which the Buyer paid to the Seller an additional purchase price with respect to a Mortgage Loan pursuant to Section 1.A. hereof.

D.            If requested by the Buyer at any time, the Seller shall deliver, or cause the Closing Agent to deliver to the Buyer or to a custodian acting on its behalf, prior to the closing and funding of a Wet Mortgage Loan, copies of any and all applicable documentation with respect to such Wet Mortgage Loan as the Buyer, in its sole and absolute discretion, shall request.  Subject to Section 5 hereof, the original or certified copies, as applicable, of the Required Documents related to a Wet Mortgage Loan shall be delivered to the Buyer within five (5) Business Days after the closing and funding of such Wet Mortgage Loan (the “Wet Mortgage Loan Period”).

E.            In connection with the funding of each Wet Mortgage Loan, Seller shall provide to the applicable Closing Agent, an executed original or copy thereof of the closing instructions, which shall, stipulate the title insurance company that will be issuing the applicable title insurance policy and the Closing Protection Letter and require the Closing Agent to hold such funds in trust for the benefit of the Buyer until such loan closes, in no event distribute any of such funds to the Seller, and return promptly (within one (1) Business Day) all funds remitted by the Buyer to the Buyer if the closing does not take place as scheduled. Such closing instructions shall be signed by the Closing Agent and returned with the closing documents to the Seller and, unless otherwise directed by the Buyer, such signed closing instructions shall be included in the closing documents delivered to the Buyer.  Buyer shall have the right to inspect the closing instructions and require modification thereof as necessary at any time.  If the Closing Agent is not a title insurance company, the Seller shall also (i) confirm to the Buyer that the closing is covered by a Closing Protection Letter issued to the Buyer by the title insurance company stipulated in the final closing instructions and/or (ii) provide to the Buyer an assignment of the Closing Protection Letter naming the Buyer as the assignee in form and substance acceptable to the Buyer, in its sole and absolute discretion.

2.             Ownership Interest.  The parties hereto agree that, upon issuance of the Participation Certificate and the concurrent payment of the purchase price for the Buyer’s Percentage of the Participated Mortgage Loans, which the Seller believes to be fair market value and adequate consideration for the Participation Interests purchased by the Buyer pursuant to this Agreement together with the servicing rights hereunder, the Buyer immediately shall become vested, to the extent of such Percentage, with beneficial ownership of the Participated Mortgage Loans including, without limitation, the indebtedness, promissory note or notes, collateral security, the end investor commitment, all escrow and reserve accounts and funds held on deposit therein and all other documents and instruments evidencing, securing or otherwise relating to said Participated Mortgage Loans, together with all of the rights, privileges and remedies applicable thereto and all representations and covenants made thereunder by Obligor in favor of the Seller and, except as otherwise provided hereunder, Seller shall have no right or obligation to sell, pledge, repurchase, substitute other mortgage loans for, or otherwise dispose of, any of the Participated Mortgage Loans.  Except as otherwise provided in this Agreement, the Seller shall continue to hold legal title to the Participated Mortgage Loans (in trust and as nominee for the benefit of the Buyer to the extent of the Buyer’s Percentage therein), and the Buyer shall be the holder, subject to the terms of this Agreement, of equitable title to the Buyer’s Percentage of such Participated Mortgage Loans. The Seller shall not represent to any person that the Seller owns any portion of the Participation Interest(s) sold to and paid for by the Buyer under this Agreement, and it is the intent of the parties that both the buyer and the Seller shall reflect the transaction(s) hereunder on its balance sheet and other financial statements as a sale of assets by the Seller and the purchase of assets by the Buyer pursuant to United States generally accepted accounting principles as in effect from time to time (“GAAP”) and as a sale for federal income tax purposes. It is the parties’ intent that the transactions contemplated hereunder meet all of the requirements of sale accounting treatment under GAAP. The parties hereto acknowledge and agree that the transactions contemplated are bona-fide, arm’s-length transactions and that neither party is an affiliate of the other.

THIS LOAN PARTICIPATION IS A SALE BY THE SELLER TO THE BUYER, AND A PURCHASE BY THE BUYER FROM THE SELLER, OF PARTICIPATION INTERESTS IN THE ABOVE REFERENCED MORTGAGE LOANS INCLUDING, WITHOUT LIMITATION, THE INDEBTEDNESS, PROMISSORY NOTE OR NOTES, COLLATERAL SECURITY AND ALL OTHER DOCUMENTS AND INSTRUMENTS EVIDENCING, SECURING OR OTHERWISE RELATING TO SUCH MORTGAGE LOANS, AND NO AMOUNT PAID BY THE BUYER HEREUNDER TO PURCHASE SUCH PARTICIPATION INTERESTS SHALL IN ANY WAY BE CONSTRUED AS A LOAN OR AN EXTENSION OF CREDIT BY THE BUYER TO THE SELLER, AND THE PARTICIPATION INTEREST BEING PURCHASED BY THE BUYER SHALL NOT BE A PART OF THE ESTATE OF THE SELLER IN THE EVENT OF BANKRUPTCY, REORGANIZATION, ARRANGEMENT, INSOLVENCY OR LIQUIDATION PROCEEDING, OR OTHER PROCEEDING UNDER ANY FEDERAL OR STATE BANKRUPTCY OR SIMILAR LAW, OR THE OCCURRENCE OF ANOTHER SIMILAR EVENT OF, OR

WITH RESPECT TO, THE SELLER.  THE PARTIES TO THIS AGREEMENT HEREBY ACKNOWLEDGE THAT THE “CREDIT RISK” OF THE PARTICIPATED MORTGAGE LOANS CONVEYED HEREUNDER SHALL BE BORNE BY THE BUYER TO THE EXTENT OF THE BUYER’S PERCENTAGE, AND THAT THE SELLER HAS NOT MADE ANY REPRESENTATIONS TO THE BUYER CONCERNING THE COLLECTABILITY OF THE PAYMENTS DUE UNDER THE PARTICIPATED MORTGAGE LOANS NOR HAS THE SELLER MADE ANY REPRESENTATIONS TO THE BUYER CONCERNING THE EXPECTED RETURN ON THE BUYER’S INVESTMENT IN THE PARTICIPATED MORTGAGE LOANS.

The parties hereto acknowledge and agree that, and have entered into this Agreement and will enter into each transaction hereunder in consideration of and in reliance upon the fact that, all of the transactions hereunder constitute a single business and contractual relationship, have been made in consideration of one another, and the Buyer is purchasing and the Seller is selling a Participation Interest in a group of Participated Mortgage Loans, notwithstanding that individual Participated Mortgage Loans included in the group may be evidenced by a separate Participation Certificate.

3.             Participation in Collateral.  The Participation Interest purchased by the Buyer from the Seller in each Participated Mortgage Loan hereunder shall be proportionately secured (in an amount equal to the Buyer’s Percentage) by any collateral securing such Mortgage Loan in accordance with the provisions of the applicable collateral security documents and, notwithstanding designation of the Seller as the mortgagee or secured party thereunder, the Buyer shall have all rights, privileges and benefits of the mortgagee or secured party, to the extent of its Participation Interest, with respect to such Participated Mortgage Loans.  The Seller hereby acknowledges and agrees that the Participation Interest in each Participated Mortgage Loan purchased by the Buyer shall also be proportionately secured (in an amount equal to the Buyer’s Percentage) by Seller’s interest in the Obligor’s escrow and reserve accounts and the funds held on deposit therein, and that all such accounts shall be held by the Seller in trust, segregated from and not commingled with its own funds and be deemed Trust Funds (as defined in Section 8.A. hereof).  The provisions of Section 8A hereof shall apply to such escrow and reserve accounts.  For purposes of the foregoing, the Seller, in its capacity as the mortgagee or secured party, shall act as the representative and collateral agent for the Buyer with respect to obtaining, perfecting, protecting and maintaining the collateral security for the Participated Mortgage Loans.

4.             Requirements for Participated Mortgage Loans.   Each Mortgage Loan in which the Buyer purchases a Participation Interest hereunder:  (i) shall be one of the following types of Mortgage Loan (each a “Type”):  a Conforming Mortgage Loan (as defined below), a Non-Conforming Mortgage Loan (as defined below) or an A Quality Second/HELOC Mortgage Loan (as defined below); (ii) shall, (a) if sold by the Seller to an end investor on a “best efforts” basis, be covered by a bona fide current, unfilled and unexpired commitment of an end investor, issued in favor of and owned by the Seller, under which such end investor agrees to purchase such Mortgage Loan at a specified price and which commitment is not subject to any term or condition that is not customary in commitments of like nature or that, in the reasonably anticipated course of events, cannot be fully complied with prior to the expiration thereof, (b) if sold on a “mandatory delivery” basis, be covered by a bona fide current, unfilled and unexpired commitment of an end investor, issued in favor of and owned by the Seller, under which such end investor agrees to purchase such Mortgage Loan at a specified price and which commitment is not subject to any term or condition that is not customary in commitments of like nature or that, in the reasonably anticipated course of events, cannot be fully complied with prior to the expiration thereof and is also covered by a valid and binding hedging agreement entered into by the Seller which eliminates any interest rate risk of such Mortgage Loan to the Seller, or (c) if sold on a “bulk” basis, either (1) be covered by a master forward commitment of an end investor obligating such end investor to purchase from the Seller within a specified time period mortgage loans of a specified criteria to which such Mortgage Loan conforms or (2) be sold to an investor pre-approved by the Buyer as set forth in Exhibit B attached hereto at the maximum available price that can be obtained by the Seller for such Mortgage Loan, in its capacity as agent of the Buyer and as owner of the retained interest in such Mortgage Loan but, in any event, at a price that is sufficient to pay in full the amounts due the Buyer hereunder on its Participation Interest unless the Buyer otherwise agrees in writing; and (iii) shall meet each of the other requirements as set forth in Exhibit C attached hereto. The Seller shall not sell, or offer to sell, a Participation Interest in any Mortgage Loan to the Buyer hereunder unless such Mortgage Loan meets the requirements set forth in this Section 4.  THE PARTIES AGREE THAT THE REQUIREMENTS SET FORTH IN THIS SECTION AND THE EXISTENCE OF THE END INVESTOR’S PURCHASE COMMITMENT DESCRIBED IN CLAUSE (ii) OF

THIS SECTION ARE A MATERIAL INDUCEMENT FOR THE BUYER AGREEING TO ENTER INTO THIS AGREEMENT AND PURCHASING A PARTICIPATION INTEREST IN THE MORTGAGE LOANS FROM THE SELLER.

As used herein, the following definitions shall apply:

“Agency” shall mean Fannie Mae, Freddie Mac, Ginnie Mae or FHA/VA, or any successor thereto.

“Credit Quality Guidelines” shall mean either (i) in the case of a Mortgage Loan that is subject to a commitment issued by an Agency, the credit quality guidelines utilized by such Agency, or (ii) in the case of a Mortgage Loan that is subject to a commitment issued by any other end investor, the credit quality guidelines utilized by Fitch IBCA as set forth in Exhibit D attached hereto or such other nationally recognized credit ratings agency or firm as specified by the Buyer from time to time.

“Conforming Mortgage Loan” shall mean a first-priority Mortgage Loan that is fully underwritten (using  either an automated underwriting system such as Loan Prospector (“LP”) or Desktop Underwriter (“DU”) or a manual underwriting process) in conformity with the underwriting standards of Fannie Mae or Freddie Mac in effect at the time of such underwriting and that conforms to the Credit Quality Guidelines, except that Mortgage Loans rated below “A” shall be ineligible.

“Non-Conforming Mortgage Loan” shall mean a first-priority Mortgage Loan that encumbers property that is owner-occupied and is not investment or rental property, that conforms to all underwriting and other requirements of the end investor and that conforms to the Credit Quality Guidelines, except that Mortgage Loans rated below “B” shall be ineligible.

“A Quality Second/HELOC Mortgage Loan” shall mean either a (i) second-priority Mortgage Loan that encumbers property that is owner-occupied and is not investment or rental property, that conforms to all underwriting and other requirements of the end investor and that conforms to the Credit Quality Guidelines, except that Mortgage Loans rated below “A” shall be ineligible, or (ii) second-priority Mortgage Loan that encumbers investment property or rental property, that conforms to all underwriting and other requirements of the end investor and that conforms to the Credit Quality Guidelines, except that Mortgage Loans rated below “A” shall be ineligible.

5.             Delivery of Loan Documentation.  Upon purchase by the Buyer of a Participation Interest in any Mortgage Loans, the Seller concurrently therewith shall deliver a Participation Certificate to the Buyer identifying the particular Mortgage Loans in which the Buyer is purchasing a Participation Interest and specifying the Buyer’s Percentage of such Mortgage Loans and the other matters set forth in Section 1 hereof.  Thereafter, the Seller shall deliver, or cause the Closing Agent to deliver, to the extent it is in possession thereof, to the Buyer the following documents and instruments pertaining to each such Participated Mortgage Loan, (x) in the case of the documents and instruments referenced in subsection A below (the “Required Documents”), as soon as said documents and instruments are available, but no later than within five(5) Business Days after the closing and funding of such Mortgage Loan, and (y) in the case of the documents and instruments referenced in subsection B below (the “Additional Required Documents”), upon request by the Buyer from time to time:

A.           Required Documents.

(i)            Information related to the end investor commitment, if applicable, and Investor Commitment Certification (whole loan investor commitment information or weekly secondary market report, if Mortgage Loan is sold on a mandatory delivery basis);

(ii)           Original promissory note or other evidence of debt signed by loan debtor(s) (the “Obligor(s)”), endorsed in blank by the Seller, and, if applicable, with an interim endorsement from the originating mortgage company to the Seller;

(iii)          Copies of the collateral security documents (including, without limitation, the mortgage, deed of trust, deed to secure debt and any other form of security instrument used to create a lien or other encumbrance upon real property as security for such promissory note) including, with respect thereto, any modification agreements;

(iv)         Copy of any interim assignments, if applicable;

(v)          Original unrecorded assignment in blank of the collateral security documents or, if applicable, the Mortgage Electronic Registration Systems, Inc. (“MERS”) designation;

(vi)         Closing Agent certification (if required by the Buyer at any time); and

(vii)        Copies of other supporting documentation, if applicable (such as Power of Attorney, Guardianship, Trust Agreement, etc.).

B.            Additional Required Documents.

(i)            Original or certified copy of HUD-1 Settlement Statement;

(ii)           Copy of the title insurance binder or certificate (including an attorney approval letter) covering at least the face amount of the promissory note, with the original policy of title insurance insuring the mortgage (or deed of trust, deed to secure debt, etc.) as a first-priority lien (or in the case of an A Quality Second/HELOC Mortgage Loan only, a second-priority lien) on the real property and improvements encumbered thereby (the “Property”) written by a title company and containing exceptions satisfactory to the Buyer;

(iii)          Evidence of the applicable FHA commitment for insurance with respect to each FHA-insured promissory note, or VA commitment for guaranty with respect to each VA-guaranteed promissory note, and of the applicable commitment for private mortgage insurance with respect to each conventional promissory note having a loan-to-value ratio in excess of 80%;

(iv)         Evidence of fire and extended coverage insurance in an amount not less than the lower of the following: (a) the amount of the Mortgage Loan, and (b) 100% of the insurable value of the Property.  Such insurance shall be written by a company satisfactory to the Buyer with form and content subject to the Buyer’s approval.  The Buyer reserves the right to obtain a loss payable endorsement in favor of the Buyer if the Buyer so desires;

(v)          Evidence of Notice to Customer and Rescission required by the federal Truth-in-Lending Law and Federal Reserve Regulation Z;

(vi)         Copy of the appraisal of the Property;

(vii)        Survey(s) of the Property;

(viii)       Termite treatment report of the Property;

(ix)          Copies of the Obligor(s) financial statement(s) and written credit report(s);

(x)           Copy of underwriting summary (LP or DU approval, etc.);

(xi)          End investor commitment; and

(xii)         Any other records and documentation as the Buyer reasonably may deem appropriate including, without limitation, documentation necessary to fulfill the requirements of the end investor commitments.

It is the understanding of the parties that the Seller shall retain possession of all Additional Required Documents and any Required Documents not requested by the Buyer as collateral agent for the benefit of the Buyer unless the Buyer requests, as aforesaid, that such Additional Required Documents be delivered to and held by the Buyer, in which case, the Seller shall promptly deliver same to the Buyer.  To the extent that the Seller retains possession of any documents hereunder relating to the Participated Mortgage Loans, the Seller shall keep all such documents in segregated files appropriately marked to show that a Participation Interest therein has been sold to the Buyer.  Likewise, the Seller shall segregate and separately mark each Participated Mortgage Loan on its systems used in the origination and servicing of such Mortgage Loans to show that a Participation Interest therein has been sold to the Buyer.  In addition, if required by the Buyer at any time in order to maintain, preserve and protect its Participation Interest(s) in the Participated Mortgage Loans, the Seller immediately shall record the assignment referenced in subsection A(v) above of this Section 5 in favor of the Buyer in the applicable recording office and pay all recording fees, charges and taxes in connection therewith.

6.             Expenses, Etc.  All out-of-pocket expenses for preparation and recording of any documents including, without limitation, any assignments or registrations necessary to reflect ownership by the Buyer of its Participation Interest(s) in the Participated Mortgage Loans or any precautionary UCC-1 filings contemplated by Section 22E hereof to reflect the transaction(s) hereunder, shall be borne by the Seller. The Seller shall prepare all documents including, without limitation, the Participation Certificates, necessary to reflect the Buyer’s Participation Interest(s) in the Participated Mortgage Loans.

7.             Record Inspection Rights.  The Buyer, or its agents or representatives or, if applicable, the Buyer’s successors or assigns, and its examiners or supervisory agents, shall have the right at any reasonable time during normal business hours to request, have access to and examine, any and all books, records and documents relating to any Participated Mortgage Loan or to any matters covered by this Agreement.

8.             Servicing of Participated Mortgage Loans.

A.           Subject to the limitations set forth in this Section, and unless the Buyer has notified the Seller of the Buyer’s election to take over servicing of the Participated Mortgage Loans as set forth in Section 9 hereof (and in such case, subject to the further limitations on the term for servicing any Participated Mortgage Loan set forth in Section 18A hereof), the Seller shall be solely responsible for the servicing of the Participated Mortgage Loans in accordance with the Servicing Standards as a fiduciary on behalf and for the benefit of the Buyer. The Seller is hereby authorized and directed to act as agent, custodian and bailee for the Buyer and in such capacity shall manage, service, administer and make collections on the Participated Mortgage Loans, and strictly perform all services and take all actions required to be taken by the Seller under this Agreement. The Seller’s servicing duties shall include, without limitation, billing, collection and posting of all payments, responding to inquiries of Obligors, investigating delinquencies, sending invoices to Obligors, accounting for collections, making distributions, disbursements and withdrawals from the trust described in the second paragraph of this subsection A and the Buyer’s accounts described in the second paragraph of this subsection A as provided in this Agreement, and furnishing periodic statements to the Buyer with respect to all such distributions, disbursements and withdrawals, and performing the other duties specified herein.  In performing its duties under this Agreement, the Seller shall exercise due care and discretion and  agrees to service the Participated Mortgage Loans in a manner the Seller reasonably believes to be in the best interest of the Buyer and in accordance with customary and usual procedures of institutions which service one-to-four family, residential real estate loans secured by a lien on the real property (and improvements) encumbered pursuant to such loans, promissory notes, loan agreements and other similar types of property comparable to the Mortgage Loans and, to the extent more exacting, the degree of skill and attention that the Seller exercises from time to time with respect to all comparable such contracts that it services for itself or others (the “Servicing Standards”).  In consideration of the servicing responsibilities performed hereunder and, as long as the Seller is servicing the Participated Mortgage Loans, the Seller shall be entitled to a servicing fee calculated monthly by taking the product of: (A) the average outstanding principal balance of all Participated Mortgage Loans (prior to any reductions for any principal payments received during the preceding calendar month) as of the preceding due date and (B) the positive difference between the (i) dollar weighted average interest rate payable under such Participated Mortgage Loans, and (ii) the Reference Rate as defined and set forth in the Participation Certificate in Exhibit A hereto and (C) the Buyer’s Percentage in the Participated Mortgage Loans hereunder and (D) a fraction, the numerator of which is the actual number of days in the month and the denominator of which is 360.  The servicing fees shall be payable (and retained by the Seller) from interest collected on the Participated Mortgage Loans.  In addition, the Seller shall be entitled to retain all ancillary income such as late payment charges, insufficient funds fees, prepayment penalties or fees, modification fees, extension fees, assumption fees, optional insurance administration fees and other incidental fees and charges related to such Participated Mortgage Loans as additional servicing compensation. The servicing fees and additional servicing compensation shall be payable (and retained by the Seller) from interest and other excess amounts collected on the Participated Mortgage Loans.

All payments of principal and interest and all fees and other income and proceeds (other than the Seller’s ownership interest in such payments and the servicing fee and additional servicing compensation due the Seller) received by the Seller with respect to a Participated Mortgage Loan shall be held by the Seller in trust (the “Trust Funds”). The Seller shall not commingle the Trust Funds with its own funds, and shall, at all times, keep the Trust Funds segregated from its own funds by placing the Trust Funds in a separate trust or escrow account titled as follows:  “Escrow Servicing Account, Sirva Mortgage, Inc., as servicing agent for Colonial Bank and other purchasers”. The Seller shall have the authority to withdraw funds deposited in the escrow account to (i) pay any funds deposited in such escrow account in error, (ii) pay its servicing fee and additional servicing compensation and its share of the collections on deposit therein based on its ownership interest in such collections, in each case, to the extent not retained by the Seller pursuant to the first sentence of this paragraph, or (iii) transfer funds payable to other purchasers. The escrow account and Trust Funds therein will not be property of the estate of the Seller as that term is defined in Section 541 of Title 11 of the United States Code in the event of the Seller’s bankruptcy.  The Trust Funds shall be deposited in the escrow account on the same day of receipt thereof by the Seller.  The Buyer shall have the authority to withdraw funds from the escrow account at any time and the Seller shall make arrangements to provide the Buyer such access or, at the Buyer’s request, the Seller shall immediately remit any funds from the escrow account to an account designated by the Buyer.  On the 2nd day of each calendar month (or if such day is not a Business Day, on the succeeding Business Day), the Buyer shall submit to the Seller a statement of the total scheduled payments (net of the Seller’s retained ownership interest, its servicing fee and additional servicing compensation) due under the Participated Mortgage Loans for the preceding calendar month. The Seller shall immediately make such payments to the Buyer from amounts in the escrow account representing collections and proceeds received with respect to the Participated Mortgage Loans in accordance with Section 15 hereof.  As an administrative convenience to the Seller in servicing the Participated Mortgage Loans, the Seller shall advance to the Buyer any scheduled payments not made by Obligors if the Seller deems such advance to be recoverable from the applicable Obligor. The Seller shall have the right to seek reimbursement from the Buyer, and the Buyer shall promptly reimburse the Seller, for any advances the Seller has made in connection with any Participated Mortgage Loan if any such amounts are not subsequently recovered from the applicable Obligor.

Upon request of the Buyer from time to time with respect to any Participated Mortgage Loan, the Seller shall promptly deliver to the Buyer a report, in form and substance agreeable to the Buyer regarding such Participated Mortgage Loan’s current status, the collections and proceeds received as of the date of such request or such other date, any current and prior unreimbursed advances made by the Seller, and a reconciliation of the escrow account accounting for all withdrawals from and deposits made into the escrow account.

B.            The Seller agrees to indemnify the Buyer for any and all liabilities, obligations, losses, damages, payments, costs or expenses of any kind whatsoever which may be imposed on, incurred or asserted against the Buyer as the result of any act or omission by the Seller relating to the servicing, maintenance and custody of the Mortgage Loans, the Required Documents, and the Additional Required Documents; provided, however, that the Seller will not be liable, to the Buyer for any portion of any such amount resulting from the gross negligence, fraud or willful misconduct of the Buyer.

C.            Except as otherwise set forth in Section 9 hereof, the Seller shall retain full power and authority and the reasonable discretion to administer the Participated Mortgage Loans and to take or omit to take any action whatsoever in respect thereof as the Seller deems prudent, reasonably necessary and/or desirable to preserve the value thereof and to maximize the proceeds to be realized therefrom; provided, however, the Seller, in all cases, shall act in good faith and in accordance with the Servicing Standards, other usual practices employed by the Seller in the servicing of Mortgage Loans for its own account, and customary industry practices; and further provided, however, the Seller shall not without the prior consent of the Buyer:

(iv)         make or consent to any amendments, modifications or extensions in the terms and conditions of any Participated Mortgage Loan, or in the terms of the promissory note or notes evidencing such Mortgage Loan, or in any collateral security documents securing such Mortgage Loan;

(v)          waive or release any claim against any Obligor and/or against any co-maker, guarantor or endorser under any Participated Mortgage Loan;

(vi)         make or consent to any release, substitution, exchange or subordination of any collateral for any Participated Mortgage Loan;

(vii)        accelerate payment under any Participated Mortgage Loan and/or under any promissory note or notes evidencing such Mortgage Loan;

(viii)       commence any type of collection proceeding against any Obligor and/or against any co-maker, guarantor or endorser under any Participated Mortgage Loan; and/or

(ix)          seize, sell, transfer, assign, foreclose or attempt to exercise any other remedy against any collateral securing any Participated Mortgage Loan.

D.            Notwithstanding subsection C above of this Section 8 (except for the Seller’s standard of care which shall remain applicable), if the Seller, in its reasonable judgment, determines that it is necessary to take, any of the actions described in subsection (C)(iv) through (C)(vi) above because such action is warranted to prevent a substantial loss in the value of the Participated Mortgage Loan and is unable to obtain the Buyer’s prior consent in a timely manner, then the Seller may take such action but shall simultaneously notify the Buyer of the action taken and the reason(s) therefor, together with evidence of the Seller’s attempt(s) to first obtain the Buyer’s prior consent to such action.

E.             If the Seller requests the consent of the Buyer to any action in respect of a Participated Mortgage Loan, the Buyer shall respond within ten (10) Business Days after the Seller’s request.  If the Buyer fails to respond within such time period, the Buyer shall be deemed to have agreed to the action referenced in the Seller’s request.  If the Buyer responds after the expiration of such time period but prior to any action taken by the Seller, then the Seller shall honor the Buyer’s response.

F.             The Seller shall deliver any written servicing, maintenance or custodial policies, together with any amendments thereto, related to the Servicing Standards to the Buyer, with reasonable promptness after adoption of same. The Seller, upon written notice to the Buyer, may at any time change its customary standards, policies and procedures; provided, however, that any such change shall not vary from the Servicing Standards and shall not impair the collectability of any of the Mortgage Loans nor the Seller’s ability to perform its obligations under this Agreement, the Required Documents, and the Additional Required Documents.

G.            The Seller shall promptly report to the Buyer any failure by the Seller to service the Mortgage Loans in accordance with the provisions hereunder and shall promptly take appropriate action to remedy any such failure.

9.             Buyer’s Right to Service Participated Mortgage Loans. Upon (i) the termination of this Agreement as set forth herein, (ii) the occurrence of a material default by the Seller of its obligations hereunder which remains uncured for fifteen (15) days after written notice of such default is delivered to the Seller by the Buyer, (iii) the exercise by the Buyer of any of its rights under Section 17E hereof or (iv) the delivery by the Buyer of thirty (30) days prior written notice to the Seller, which notice the Buyer may elect to give to the Seller at any time and for any reason whatsoever (each, a “Servicing Termination Event”), the Buyer or its designee may take over the servicing of some or all of the Participated Mortgage Loans and the collection of all payments thereunder.  Upon the occurrence of a Servicing Termination Event, the Seller, or if the Seller fails to do so within five (5) days following the occurrence of such Servicing Termination Event, then the Buyer or its designee, shall immediately notify the Obligor(s) of the transfer of the servicing to the Buyer or its designee, directing the Obligor(s) to forward principal and interest payments under the Participated Mortgage Loans directly to the Buyer or its designee, in sufficient amounts to satisfy the Buyer’s Percentage in such Mortgage Loans. The Seller shall transmit or cause to be transmitted to the applicable taxing authorities and insurance companies (including primary mortgage insurers, if applicable) and/or agents, not less than fifteen (15) days prior to the date the servicing transfer shall occur, notification of the transfer of the servicing to the Buyer or its designee and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to the Buyer or its designee from and after the date the servicing transfer is scheduled to occur. The Seller shall promptly provide the Buyer or its designee with copies of all such notices. The Seller shall be obligated to pay all mortgage insurance premiums with respect to FHA/VA Mortgage Loans until such notice is received by HUD and/or the VA. The Seller shall timely file all IRS forms which are required to be filed in relation to the servicing and ownership of the Participated Mortgage Loans. The Seller shall provide copies of such forms to the Buyer or its designee upon request thereof and shall reimburse the Buyer or its designee for any costs or penalties incurred by the Buyer or its designee due to the Seller’s failure to comply with this paragraph.  In addition, the Seller shall cooperate with and deliver immediately, but in no event later than ten (10) days after a servicing transfer date, to the Buyer or its designee all mortgage files, computer programs, tapes, discs, cards, accounting records and other books, records, information and data of the Seller which are necessary or helpful to the Buyer or its designee in performing the administration and servicing duties in connection with such Participated Mortgage Loans. The Seller shall forward by wire transfer to a bank account designated by the Buyer, on or before the servicing transfer date, all payments received by the Seller from Obligors of Participated Mortgage Loans, prepayments or pay aheads and net escrow payments, suspense balances and all loss draft balances associated with the Participated Mortgage Loans prior to the servicing transfer date to the Buyer. The Seller shall forward the amount of any payments received by the Seller from Obligors after the servicing transfer date to the Buyer or its designee by overnight mail on the date of receipt. The Seller shall notify the Buyer or its designee of the particulars of the payment, which notification requirement shall be satisfied (except with respect to Participated Mortgage Loans then in foreclosure or bankruptcy) if the Seller forwards with its payments sufficient information to the Buyer or its designee. Not less than five (5) days prior to the servicing transfer date, the Seller shall perform a reconciliation and provide a detailed report of the Participated Mortgage Loan balances, payments and escrows and make any monetary adjustments reasonably required by the Buyer or its designee.  Any such monetary adjustments will be transferred between the Seller and the Buyer or its designee, as appropriate. The Seller shall assume full responsibility for the necessary and appropriate legal application of Obligor payments received by the Seller after the servicing transfer date with respect to Participated Mortgage Loans then in foreclosure or bankruptcy; provided, however, necessary and appropriate legal application of such Obligor payments shall include, but not be limited to, endorsement of an Obligor payment to the Buyer or its designee with the particulars of the payment such as the account number, dollar amount, date received and any special mortgage application instructions.  Thereafter, the Buyer shall deal directly with the Obligor(s) in servicing and collecting payments on the Participated Mortgage Loans. Unless otherwise provided herein, the remaining terms and conditions of this Agreement shall survive the election by the Buyer to take over the servicing of the Participated Mortgage Loans.  Such remaining terms and conditions of this Agreement shall continue to apply until such time as each Participated Mortgage Loan either is paid in full or the Buyer’s Participation Interest in such Mortgage Loans is repurchased by the Seller as provided in Section 17 hereof.

10.          Representation and Warranties by the Seller.  The Seller represents and warrants to the Buyer that the statements contained below are true and correct as of the date hereof and each date the Buyer purchases a Participation Interest in a Mortgage Loan hereunder:

A.            The Seller is a corporation, duly organized and validly existing in good standing under the laws governing its organization and has all licenses necessary to carry on its business as now being conducted and, if required by applicable law, is licensed, qualified and in good standing in each state where it conducts business.

B.            The Seller has full power and authority to execute, deliver and perform this Agreement, including authority to sell, assign and transfer good and marketable title to, and, if applicable, to repurchase the, Participation Interest(s) in the Mortgage Loans hereunder.

C.            All necessary corporate, regulatory or other similar action has been taken to authorize and empower the Seller, and the officers or representatives acting on its behalf, to execute, deliver and perform this Agreement.

D.            The execution and delivery of this Agreement by the Seller and the performance of or compliance with the terms and conditions hereof by the Seller do not or will not conflict with or result in, as the case may be, a material breach of any of the terms and conditions or provisions of the articles of incorporation or organization, as applicable, or bylaws or operating agreement (or regulations), as applicable, of the Seller or any provisions of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect to which the Seller or its properties or assets are subject.

E.             The execution and delivery of this Agreement by the Seller and the performance of or compliance with the terms and conditions hereof by the Seller do not and will not conflict with or result in, as the case may be, a material breach of any of the terms, conditions or provisions of or constitute a material default under any indenture, loan or credit agreement or any other agreement, or instrument to which the Seller is a party or by which it or its properties or assets may be materially affected.

F.             Assuming due authorization, execution and delivery by the Buyer, this Agreement constitutes a legal, valid and binding obligation of the Seller enforceable against the Seller according to its terms and conditions set forth herein.

G.            No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement, the sale of the Participation Interest(s) in such Mortgage Loan to the Buyer or the consummation of the transactions contemplated by this Agreement or, if required, such approval has been obtained prior to the closing date.

H.            There is no action, suit, administrative or other proceeding of any kind pending or, to the best knowledge of the Seller, threatened against or materially affecting the Seller or the properties or assets of the Seller before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign that would prohibit the Seller from executing and delivering this Agreement and performing its obligations hereunder or would materially or adversely affect the legality, binding affect, validity or enforceability of the sale of the Participation Interest to the Buyer, or the ability of the Seller to service such Mortgage Loan in accordance with the terms hereof.

I.              Such Dry Mortgage Loan, as of the Purchase Date but prior to such purchase, is, and such Wet Mortgage Loan when made will be, 100% owned and held by the Seller, free and clear of all liens, encumbrances and claims of any kind, and neither such Mortgage Loan nor any interest therein previously has been sold, assigned, transferred, encumbered or otherwise disposed of by the Seller.

J.             Such Dry Mortgage Loan has been made or acquired, and such Wet Mortgage Loan when made will be made, and serviced by the Seller pursuant to and in compliance with all applicable federal and state laws, rules and regulations, as from time to time in effect, and in accordance with Fannie Mae, Freddie Mac or other customary and accepted servicing guidelines and industry practices.

K.            The Seller has used the same underwriting procedures, has applied the same underwriting standards and has made the same underwriting decision with respect to such Mortgage Loan, in each case, that the Seller would have used, applied or made had the Seller elected to retain full ownership of such Mortgage Loan for its own account.

L.             The Seller used no selection procedures that identified any Mortgage Loan as being less desirable or valuable than other comparable assets in the Seller’s portfolio on the Purchase Date; no Mortgage Loan has a higher risk of default or loss than similar Mortgage Loans which the Seller sells to other participants or investors or retains for its own account; and no Mortgage Loan was selected on any basis intended to have a material adverse effect on the Buyer.

M.           The documents and instruments evidencing, securing or otherwise relating to the Dry Mortgage Loans have been, and after the making of a Wet Mortgage Loan, the documents and instruments evidencing, securing or otherwise relating to such Wet Mortgage Loans will be, duly and validly executed and delivered by the Obligor(s) as well as, to the extent applicable, by the co-maker(s), guarantor(s) and/or endorser(s) under such Mortgage Loan.

N.            Such Mortgage Loan meets and complies in all respects with the Credit Quality Guidelines and all of the other requirements of the Buyer as set forth in Section 4 that are applicable to such Type of

Mortgage Loan (including, but not limited to, the requirements set forth in Exhibit C hereof).  In addition, the Seller has received a copy of and is familiar with the applicable end investors’ underwriting and other requirements for purchasing such Mortgage Loan under its commitment (the “Purchase Requirements”) and such Mortgage Loan meets the applicable end investors’ Purchase Requirements.

O.            The Seller has provided the Buyer with the originals or copies (certified, where required), as applicable, of the Required Documents if a Dry Mortgage Loan and, after the making of a Wet Mortgage Loan, the Seller will provide the Buyer with the originals or copies (certified, where required), as applicable, of the Required Documents within the Wet Mortgage Loan Period, and, if requested by the Buyer in accordance with Section 5, the Additional Required Documents, relating to such Mortgage Loan.

P.             The Seller, if requested by the Buyer, additionally has provided the Buyer with copies of all relevant credit and other underwriting information currently in the possession of the Seller that was used by the Seller as a basis for its decision to make such Mortgage Loan to the Obligor(s) and all such information is accurate and complete in all material respects.

Q.            To the extent required under applicable law, the Seller has taken (and/or will take, and or will continue to take) whatever additional actions may be necessary and proper to obtain, perfect, protect and maintain a valid and enforceable lien on and security interest in the collateral securing such Mortgage Loan.

R.            The Seller is not insolvent and will not be rendered insolvent immediately prior to and after the purchase of a Participation Interest in the Participated Mortgage Loans and has adequate capital to conduct its business as presently conducted and as contemplated by this Agreement.

S.             The Seller is not entering into the transactions contemplated hereby with the intent of hindering, delaying or defrauding its creditors and the transactions contemplated hereby do not constitute a fraudulent, preferential, or voidable conveyance.

T.            If the Seller is a member of MERS, the Seller is in good standing and will comply in all material respects with the rules and procedures of MERS in connection with the servicing of any such Mortgage Loan that is registered with MERS for as long as such Mortgage Loan remains registered therewith.  If the Seller is a member of MERS, the Seller has complied with all rules and procedures of MERS in connection with registering the Buyer as the beneficial owner of such applicable Mortgage Loan on the MERS system.

U.            No such Mortgage Loan is a “commercial mortgage loan” within the meaning of Section 101(47)(B), Title 11 of the United States Code.

V.            The Seller has valid business reasons for the sale and assignment of the Participation Interests to the Buyer rather than the Seller obtaining a secured loan with the Participated Mortgage Loans as collateral.

W.           The transactions contemplated by this Agreement are in the ordinary course of business of the Seller.

X.            The transfer of the Participation Interests by the Seller to the Buyer was not made in consideration of any pre-existing debt or obligation.

Y.            The Seller is not, and never has been, an insider or affiliate  (as such terms are defined in Regulation C of the Securities Act of 1933, as amended (the “Securities Act”)) of the Buyer.

Z.            The Seller is an entity that would in an insolvency proceeding be subject to the Bankruptcy Code, as amended (the “Bankruptcy Code”).

11.          Representations and Warranties by the Buyer.  The Buyer represents and warrants to the Seller:

A.            The Buyer is a national banking association, which is domiciled and has its headquarters in the State of Alabama, and is validly existing in good standing under applicable federal laws and has all licenses necessary to carry on its business as now being conducted and, if required by applicable law, is licensed, qualified and in good standing in each state where it conducts business.

B.            The Buyer has full power and authority to execute, deliver and perform this Agreement, including authority to purchase the Participation Interest(s) in the Mortgage Loans hereunder.

C.            All necessary corporate, regulatory or other similar action has been taken to authorize and empower the Buyer, and the officers or representatives acting on its behalf, to execute, deliver and perform this Agreement.

D.            The execution and delivery of this Agreement by the Buyer and the performance of or compliance with the terms and conditions hereof by the Buyer do not or will not conflict with or result in, as the case may be, a material breach of any of the terms and conditions or provisions of the articles of incorporation or bylaws of the Buyer or any provisions of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect to which the Buyer or its properties or assets are subject.

E.             The execution and delivery of this Agreement by the Buyer and the performance of or compliance with the terms and conditions hereof by the Buyer do not or will not conflict with or result in, as the case may be, a material breach of any of the terms, conditions or provisions of or constitute a material default under any indenture, loan or credit agreement or any other agreement, or instrument to which the Buyer is a party or by which it or its properties or assets may be materially affected.

F.             Assuming due authorization, execution and delivery by the Seller, this Agreement constitutes a legal, valid and binding obligation of the Buyer enforceable against the Buyer according to its terms and conditions set forth herein.

G.            No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Buyer of or compliance by the Buyer with this Agreement, the purchase of the Participation Interest(s) in the Participated Mortgage Loans by the Buyer or the consummation of the transactions contemplated by this Agreement or, if required, such approval has been obtained prior to the closing date.

H.            There is no action, suit, regulatory or other proceeding of any kind pending or threatened against or materially affecting the Buyer or the properties or assets of the Buyer before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to the Buyer, would prohibit the Buyer from executing and delivering this Agreement and performing its obligations hereunder.

I.              The Buyer is a sophisticated and knowledgeable financial institution, both generally and with respect to investments of this type, and is familiar with the Seller and its business and has been given reasonable opportunity to make inquiries of the Seller and to consider the suitability of the investment hereunder.

J.             The Buyer is purchasing its Participation Interest(s) hereunder for its own account and not with a view to or in connection with any subdivision, resale or distribution thereof in violation of the Securities Act or the terms of this Agreement, and can bear the economic risk related to the purchase of same.

K.            The transactions contemplated by this Agreement are in the ordinary course of business of the Buyer.

L.             The Buyer has valid business reasons for the sale and assignment of the Participation Interests to the Buyer rather than the Seller obtaining a secured loan with the Participated Mortgage Loans as collateral.

12.          Covenants of the Seller.   The Seller covenants and agrees with the Buyer as follows:

A.            The Seller shall take all action necessary or desirable to obtain, properly perfect, by recording or otherwise, protect and maintain all collateral securing the Participated Mortgage Loans as a first-priority lien (or in the case of an A Quality Second/HELOC Mortgage Loan only, a second-priority lien) on the Property encumbered thereby.

B.            The Seller shall keep all collateral security for the Participated Mortgage Loans insured against loss, damage, theft and other risks customarily covered by insurance, and such other risks as the Buyer may reasonably request, and the Seller shall ensure all insurance premiums and applicable taxes related thereto are paid promptly when due.

C.            The Seller shall not knowingly use or permit to be used any collateral security for the Participated Mortgage Loans unlawfully or in violation of any provision of this Agreement or any applicable law, rule or regulation or any policy of insurance covering such collateral security.

D.            The Seller shall appear at and defend, at the Seller’s cost and expense, any action or proceeding that may affect its title to or the Buyer’s Participation Interest(s) in the Participated Mortgage Loans, including, but not limited to, efforts to recharacterize the sale of a Participation Interest hereunder as a loan.

E.             The Seller shall keep accurate and complete records of the Participated Mortgage Loans which shall clearly indicate that a Participation Interest in the Participated Mortgage Loans has been sold to the Buyer and shall provide the Buyer with such records and such reports and information relating to such Participated Mortgage Loans as the Buyer may reasonably request from time to time.

F.             The Seller shall deliver to the Buyer copies of all material documents and items received by the Seller pursuant to or in connection with the Participated Mortgage Loans.

G.            The Seller shall immediately notify the Buyer should the Seller learn or have any knowledge of the following with respect to any Participated Mortgage Loan:

(i)            any change in the financial condition of the Obligor(s), or of any co-maker, guarantor or endorser under the Participated Mortgage Loan, which may have a material adverse affect upon continuation of payments under the Participated Mortgage Loan or the ultimate collectability thereof;

(ii)           any material change in the value of collateral securing the Participated Mortgage Loan;

(iii)          any material change in lien status as affecting the collateral securing the Participated Mortgage Loan;

(iv)          any request by the Obligor(s), or any co-maker, guarantor or endorser under the Participated Mortgage Loan, for any change in terms and conditions of the Participated Mortgage Loan, or in the terms of any note or notes evidencing the Participated Mortgage Loan, or in any mortgage or security agreement or instrument securing the Participated Mortgage Loan;

(v)           any request by the Obligor(s), or by any co-maker, guarantor or surety under the Participated Mortgage Loan, for release, substitution or exchange of any collateral securing the Participated Mortgage Loan;

(vi)          any request by the Obligor(s), or by any co-maker, guarantor or endorser under the Participated Mortgage Loan for the release of any personal obligation of any such party under the Participated Mortgage Loan;

(vii)         any failure by the Obligor(s) to pay principal and/or interest payments under the Participated Mortgage Loan when due (considering applicable grace periods, if any);

(viii)        any failure to carry hazard and flood insurance to keep the Property fully insured and/or to pay taxes or assessments timely; and

(ix)          the occurrence of any other event which would constitute an event of default under the Participated Mortgage Loan or under any collateral security for the Participated Mortgage Loan.

H.            Further, as long as the Buyer continues to have a Participation Interest in any Participated Mortgage Loan and the Seller continues to act as servicing agent on behalf of the Buyer with respect thereto, upon request, the Seller agrees to provide the Buyer with current credit related and other information concerning the Obligor(s), the Participated Mortgage Loan and the collateral security for the Participated Mortgage Loan including, without limitation, copies of:

(i)            current financial statements of the Obligor(s), as well as of all co-makers, guarantors and sureties under the Participated Mortgage Loan;

(ii)           any other financial information submitted by the Obligor(s) to the Seller in connection with the Participated Mortgage Loan;

(iii)          any information and/or documents in possession of the Seller applicable to the existence, value and lien status of the collateral securing the Participated Mortgage Loan; and

(iv)          any additional information and/or documents in the possession of the Seller bearing upon the continuing credit worthiness of the Obligor(s).

I.              The Seller agrees that any setoff funds and benefits realized in connection with the Participated Mortgage Loans against the Obligor(s) shall be shared ratably (in accordance with the Buyer’s Percentage) with the Buyer.

J.             If the Seller uses MERS in connection with the registration or recordation of mortgages, the Seller shall execute and deliver to the Buyer, upon the Buyer’s request, an Electronic Tracking Agreement in form and substance satisfactory to the Buyer.

K.            The Seller shall comply to the fullest extent with all of its obligations hereunder.

13.          Securitization Transaction.  EACH OF THE SELLER AND BUYER AGREES THAT, WITH RESPECT TO THE POOLING OF THE PARTICIPATED MORTGAGE LOANS AND ANY PARTICIPATION INTEREST IN THE PARTICIPATED MORTGAGE LOANS SOLD PURSUANT TO THIS AGREEMENT, SUCH POOLING AND SALE SHALL BE DEEMED TO CONSTITUTE A “SECURITIZATION TRANSACTION” AS DEFINED IN THE ALABAMA ASSET-BACKED SECURITIES FACILITATION ACT, ALA. CODE 35-10A-1 ET. SEQ. IN ADDITION, EACH OF THE SELLER AND BUYER AGREES THAT ANY SALE OF A PARTICIPATION INTEREST IN ANY PARTICIPATED MORTGAGE LOAN PURSUANT TO THIS AGREEMENT BY THE SELLER SHALL BE SUBJECT TO THE PROVISIONS OF THE ALABAMA ASSET-BACKED SECURITIES FACILITATION ACT, ALA. CODE 35-10A-1 ET. SEQ., ALL OF WHICH ARE SPECIFICALLY INCORPORATED HEREIN AND MADE A PART HERETO BY THIS REFERENCE.

14.          Sale of Participated Mortgage Loans.

A.            Upon written request of the Seller, the Buyer, in its sole discretion, may release to the Seller documentation related to the Participated Mortgage Loans against a trust receipt executed by the Seller in form acceptable to the Buyer.  The Seller hereby represents and warrants to the Buyer that any request by the Seller for release of the Participated Mortgage Loans pursuant to this subsection A shall be solely for the purposes of correcting clerical or other non-substantive documentation problems in preparation for the ultimate sale or exchange of such Participated Mortgage Loans.

B.            The Buyer shall release documentation related to the Participated Mortgage Loans to end investors or other purchasers for purchase.  Any transmittal of documentation for the Participated Mortgage Loans in the possession of the Buyer in connection with the sale thereof to an end investor or other purchaser shall be under cover of a bailment letter in form acceptable to the Buyer, except in connection with the sale thereof to Fannie Mae, Freddie Mac or Ginnie Mae, in which case transmittal of such documentation shall be accompanied by such other forms, duly executed, if necessary, by the Seller in lieu of the foregoing that Fannie Mae, Freddie Mac or Ginnie Mae may require.  In each case of transmittal of documentation related to the Participated Mortgage Loans pursuant to this subsection B, the recipient thereof shall be required to return such documentation to the Buyer if such Participated Mortgage Loans are not purchased and the proceeds therefor paid in accordance with subsection C below within forty-five (45) days after such recipient’s receipt of such documentation or, if earlier, the expiration of the applicable end investor commitment.  In such case, the Buyer shall promptly send a “bailee violation letter” to such investor or other purchaser and, if the documentation is then not promptly returned to the Buyer or the purchase and payment of such Participated Mortgage Loans is then not promptly completed, the Seller, if required by the Buyer, shall immediately be obligated to repurchase such Participated Mortgage Loan in accordance with Section 17 hereof.

C.            All proceeds or other amounts payable on account of the sale of the Participated Mortgage Loans shall be paid directly by the investor or other purchaser (and the Seller shall so notify each investor and/or purchaser, as applicable, of this requirement) by wire transfer to such account maintained with the Buyer as may be designated by the Buyer for such purpose, pursuant to the Buyer’s wire transfer instructions provided by the Buyer  to the Seller, accompanied by a copy of the investor’s or other purchaser’s, as applicable, written purchase advice.  Such wire, among other things, shall specify the Obligor’s(s’) name(s) and the loan number(s) for the applicable Participated Mortgage Loan(s).  Unless such wire is received by the Buyer on or prior to 1:00 p.m. (Montgomery time) on the date of closing of the sale of such Participated Mortgage Loan(s), for purposes of calculation and payment of the amounts due the Buyer on its Participation Interest, the proceeds of such sale shall be deemed to have been received by the Buyer on the next succeeding Business Day.  All such proceeds or other amounts payable on account of the sale of Participated Mortgage Loans by the Seller shall be applied in the manner set forth in Section 15 hereof.

15.          Application of Payments.  All principal and interest payments and other collections under any Participated Mortgage Loan hereunder and, except as provided in Section 16C hereof, all proceeds or other amounts payable on account of the sale or other disposition of such Participated Mortgage Loan, in each case, net of servicing fees and additional servicing compensation due to the Seller which shall be retained by the Seller, shall be applied pro rata in accordance with the Participation Interests owned by each party.

16.          Default Under Participated Mortgage Loan; Administration After Default.

A.            Upon the occurrence of any default under any Participated Mortgage Loan, the Seller shall give prompt notice thereof to the Buyer and, time permitting (i.e., absent the risk of imminent loss or diminution in value of the collateral securing the Participated Mortgage Loan), shall consult with the Buyer to determine a mutually acceptable course of action with respect to such default, and then, shall promptly and diligently pursue such course of action; provided, however, unless the Buyer otherwise agrees, in no event shall the Seller file suit to foreclose the collateral security for such Participated Mortgage Loan or accept a deed in lieu of foreclosure or other transfer of title to the Property securing such Participated Mortgage Loan or, following any such foreclosure or acceptance of a deed in lieu of foreclosure or other transfer of title to said Property which has been agreed to by the Buyer, sell, lease or otherwise dispose of such Property or other collateral without, in each instance, giving the Buyer at least thirty (30) days’ prior written notice of its intention to do so.

B.            In the event that time does not so permit, then, for the benefit of each party, the Seller shall exercise the rights, powers, privileges, remedies and interests, if any, that reasonably may be exercised or otherwise enforced under the circumstances in a manner consistent with and otherwise permissible under the documents and instruments evidencing, securing or otherwise relating to such Participated Mortgage Loan, with the Seller determining in good faith and in accordance with prudent and customary market practice the specific actions to take or omit to take from time to time, subject, however, to the limitations placed on certain actions of the Seller by Section 8C hereof and Section 9 hereof and, further, to the provisions of Section 18 hereof.  In the event that time does so permit and the Buyer and the Seller cannot mutually agree upon what course of action to take, then the Buyer’s decision shall control.

C.            All proceeds or other amounts realized from any sale or other disposition of any of the Property securing a Participated Mortgage Loan shall be applied first, to the repayment of the Participated Mortgage Loan in the manner set forth in Section 15 hereof; second, to the reimbursement of any reasonable costs and expenses of collection (including reasonable attorneys’ fees and costs); third, if legally permitted pursuant to the terms of the collateral security documents, to the repayment of any other amounts then due and owing by the Obligor(s) to the Seller or the Buyer; and fourth, if any such proceeds are remaining after application in the manner set forth in clauses first, second and third above, to the applicable Obligor(s).  In the event any of the Property securing a Participated Mortgage Loan is acquired through foreclosure, deed in lieu of foreclosure or otherwise, the Seller and the Buyer each shall have an undivided interest in the Property so acquired pursuant to their proportionate interest in such Participated Mortgage Loan.

D.            Unless otherwise reimbursed to the Seller in accordance with the provisions of subsection C of this Section 16, the Buyer shall pay its pro rata part, based on the Buyer’s Percentage, of all reasonable attorneys’ fees and other expenses incurred by the Seller in connection with the enforcement of the obligations of the Obligor(s) under any Participated Mortgage Loan, and the Buyer shall be entitled to such pro rata part of any payments subsequently received by the Seller with respect to such fees and expenses.

E.             In the event Seller ceases to service the Participated Mortgage Loans, its administrative and servicing rights under this Section 16 shall terminate.

17.          Repurchase of Participation Interest(s) by the Seller.

A.            The Seller shall repurchase the Buyer’s Participation Interest in any Participated Mortgage Loan at the Repurchase Price (as hereinafter defined) within five (5) Business Days of the Seller’s receipt of the Buyer’s notice to repurchase such Participation Interest, which notice may be given by the Buyer to the Seller upon the occurrence of any of the following (each, a “Repurchase Event”): (i) if such Participated Mortgage Loan does not meet all of the requirements set forth in Section 4 hereof applicable to the Type of such Mortgage Loan (including, but not limited to, the requirements set forth in Exhibit C hereof) at the time of sale by the Seller to the Buyer under this Agreement of a Participation Interest therein; (ii) if such Participated Mortgage Loan proves to be counterfeit, fraudulent, forged, fictitious, nonexistent or pledged or assigned by the Seller to any third party; (iii) if there is any material misrepresentation or fraudulent conduct by the Seller or its servants, agents or employees, whether of commission or omission, arising out of the making of such Participated Mortgage Loan or the sale of any Participation Interest therein to the Buyer; or (iv) if the Seller breaches any representation or warranty set forth in Section 10 applicable to such Participated Mortgage Loan or fails to comply with any covenant applicable to such Participated Mortgage Loan set forth in Section 12.  In the event that the Obligor(s) default(s) in the first payment due and payable under any Participated Mortgage Loan following the date of sale by the Seller to the Buyer under this Agreement of a Participation Interest therein, it shall be presumed that a Repurchase Event has occurred and the Seller shall repurchase the Buyer’s Participation Interest in such Participated Mortgage Loan as set forth above; provided, however, if within thirty (30) days following the repurchase of the Buyer’s Participation Interest in such Participated Mortgage Loan, the Seller provides written information to the Buyer that demonstrates to the Buyer’s reasonable satisfaction such first payment default by the Obligor(s) did not result from a Repurchase Event, then the Buyer shall promptly purchase from the Seller, in accordance with Section 2 hereof, the Buyer’s Percentage of such Participated Mortgage Loan previously owned by the Buyer. Notwithstanding anything herein to the contrary, it shall not be a Repurchase Event if the failure to meet all of the requirements set forth in Section 4 hereof is due to Obligor defaults or the credit risk of the Participated Mortgage Loan resulting from events that occur after the Buyer purchases the Participation Interest in the Participated Mortgage Loan, including, but not limited to, the death of the Obligor, the diminution of the Obligor’s financial condition and the diminution of the value of the Collateral.

B.            Each repurchase of such Participation Interest by the Seller upon a Repurchase Event shall be accomplished by the Seller’s payment to the Buyer of the full amount of the Repurchase Price.  Such repurchase shall be without recourse and without any representation or warranty on part of the Buyer as the re-seller, except that the Buyer shall represent and warrant to the Seller that the Buyer is reconveying such Participation Interest free and clear of liens and encumbrances.  The term “Repurchase Price” shall mean with respect to any such Participation Interest (i) one hundred percent (100%) of the amount paid by the Buyer for such Participation Interest less any payments received by the Buyer (or held in the escrow account for the Buyer) in reduction of the purchase price paid for such Participation Interest, plus (ii) any accrued and unpaid interest at the Reference Rate less interest advanced by the Seller to the date of the repurchase, plus (iii) any reasonable fees and expenses charged by third parties relating to the reassignment or redelivery of the Participated Mortgage Loan, including reasonable attorneys’ fees and costs.

C.            Upon any repurchase by the Seller of the Buyer’s Participation Interest in a Participated Mortgage Loan hereunder, the Buyer shall reassign, deliver and transfer to the Seller, the interest of the Buyer in such Participated Mortgage Loan which, except as otherwise set forth in subsection B above of this Section 17, shall be without recourse and without representation or warranty of any kind, by delivering to the Seller, (a) all of the documents and instruments evidencing, securing or otherwise relating to such Participated Mortgage Loan which are in the possession of the Buyer; and (b) the original Participation Certificate and/or other evidence that the Participation Certificate has been repurchased by the Seller so as to vest the Seller with one hundred percent (100%) of the interests in and to the reassigned Participated Mortgage Loan.  The Buyer shall execute such other documents and instruments as may reasonably be necessary to accomplish such repurchase by the Seller.

D.            In order to secure the prompt payment and performance by the Seller of each of its obligations under this Agreement, including the prompt payment in full of each Repurchase Price as and when due hereunder and the Seller’s obligations under Section 18A hereof and Section 18B hereof, the Seller hereby pledges, assigns and delivers to the Buyer, and grants to the Buyer a security interest in, all of the Seller’s right, title and interest in (i) each Participated Mortgage Loan, including, without limitation, the indebtedness, all collections received or receivable from the Mortgage Loan(s) and all escrow and reserve accounts and funds held on deposit therein, promissory note or notes, collateral security, the end investor commitment and all other documents and instruments evidencing, securing or otherwise related to each such Participated Mortgage Loan, together with all of the rights, privileges and remedies applicable thereto, (ii) its right to service such Participated Mortgage Loans hereunder (including, without limitation, pursuant to Section 8), (iii) each account referred to in Section 8A hereof or Section 14C hereof and the funds therein, and (iv) all proceeds of each of the foregoing (collectively, the “Collateral”).

E.             In the event that the Seller fails to pay the Repurchase Price as and when due hereunder under Section 17A above in respect of any Participated Mortgage Loan, or if the Seller fails to assign its interests in the Participated Mortgage Loans under Section 18A below or take the actions required in connection therewith under Section 18B below, or in the event that any proceeding under Title 11 of the United States Code, either voluntary or involuntary, is commenced by or against the Seller, then, in any such case, the Buyer shall have the right from time to time and at any time, in the Buyer’s sole and absolute discretion, to do any of the following:

(i)            exercise, with respect to the Collateral, any and all of the rights and remedies of a secured party under the Uniform Commercial Code in effect in any applicable jurisdiction, including, without limitation, the right to sell, liquidate or otherwise dispose of any or all of the Collateral by public or private proceedings at such time and place, by such methods, in such manner and on such terms as the Buyer shall elect subject to applicable law, without recourse to judicial proceedings, and without right of demand, appraisement or redemption, all of which are expressly waived by the Seller;

(ii)           exercise any and all of its other rights and remedies under this Agreement;

(iii)          declare all payment and performance obligations of the Seller hereunder, including its obligations under Section 18A and 18B  below, to be accelerated;

(iv)         declare this Agreement to be terminated as to all or some of the Participated Mortgage Loans; and

(v)          take such other actions or proceedings at law or in equity as the Buyer deems necessary or advisable to collect or enforce or to protect its interest in the Collateral.

The Buyer may exercise such options individually, sequentially or in concert, all such remedies being cumulative, the exercise of one not being deemed a waiver of any of the others. No delay or omission by the Buyer in exercising any right hereunder shall operate as a waiver of such right or of any right under this Agreement.

F.             With respect to the Collateral, the Seller shall be liable for, and shall pay on demand, all reasonable expenses of retaking, holding, preparing for sale, sale, or the like, and all reasonable attorneys’ fees and other expenses incurred by the Buyer in connection with the collection of the obligations secured hereunder and the enforcement of the Buyer’s rights under this Agreement, the payment of all of which expenses and fees shall constitute additional obligations secured by this Agreement. The Seller will execute and deliver, or cause to be executed and delivered, such instruments, documents, assignments, waivers, certificates and affidavits and supply or cause to be supplied such further information and take such action as the Buyer shall reasonably require in connection with such sale.

G.            The Seller acknowledges and agrees that the Participated Mortgage Loans constituting the Collateral may decline speedily in value and are of a type customarily sold on a recognized market, and, accordingly, the Seller is not entitled to prior notice of any sale of such Collateral by the Buyer, except any notice that is required under applicable law and cannot be waived.  If and to the extent such notice is required under applicable law, the Seller hereby agrees that five (5) calendar days’ prior notice of any sale of Collateral shall constitute reasonable notice.  The Buyer shall have the right to liquidate and sell any of the Collateral pledged hereunder, subject to the conditions and limitations contained herein. The Buyer will not be obligated to make any sale of such Collateral if it shall determine not to do so, regardless of the fact that notice of the sale may have been given. The Buyer may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the sale was so adjourned.

H.            The Seller recognizes that the Buyer may be unable to effect a public sale of any or all of the Collateral for reasons which may include certain prohibitions contained in the Securities Act and applicable state securities law, but may be compelled to resort to one or more private sales thereof to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such assets for their own account for investment and not with a view to the redistribution or resale thereof. The Seller acknowledges and agrees that any such private sale may result in prices and other terms less favorable to the Buyer than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Buyer shall be under no obligation to delay a sale of any of the Collateral for the period of time necessary to permit the Seller to register such assets for public sale under the Securities Act or under applicable state securities laws, even if the Seller were to agree to do so.

18.          Purchase by the Buyer of the Seller’s Retained Interest in Participated Mortgage Loans.

A.            Notwithstanding any other provisions of this Agreement, the Buyer shall have the absolute and unconditional right, but shall be under no duty or obligation, to purchase at any time the retained interest of the Seller hereunder in any Participated Mortgage Loan, exercisable upon written notice to the Seller and effective upon payment to the Seller of its pro rata part of such Participated Mortgage Loan, following which, the Seller shall have no further rights or interests in respect of said Participated Mortgage Loan, including no further rights to service such Participated Mortgage Loan unless the Buyer engages the Seller to continue acting as the Buyer’s servicing agent pursuant to Section 18C below.  In such case, the Seller shall assign the Participated Mortgage Loan and each and all of the documents and instruments evidencing, securing or otherwise relating to such Participated Mortgage Loan to the Buyer, without recourse, unless any of the matters set forth in clauses (i) through (iv), inclusive, of subsection A of Section 17 hereof has occurred, in which case, the Seller shall indemnify the Buyer and hold the Buyer harmless from and against any actual loss or expense suffered or incurred by the Buyer resulting therefrom, and without representation or warranty, except that the Seller shall represent and warrant to the Buyer each of the matters set forth in Section 10 hereof, and further, shall represent and warrant to the Buyer the amount due on the Participated Mortgage Loan and that the Seller has not previously sold, assigned or encumbered its pro rata interest in such Participated Mortgage Loan.

B.            Upon any purchase by the Buyer of the Seller’s retained interest in a Participated Mortgage Loan hereunder, the Seller shall endorse over, assign, deliver and transfer to the Buyer the interests of the Seller in such Participated Mortgage Loan which, except as otherwise set forth in subsection A above of this Section 18, shall be without recourse and without representation or warranty of any kind, by delivering to the Buyer, (a) each and all of the documents and instruments evidencing, securing or otherwise relating to such Participated Mortgage Loan with appropriate completed endorsements so as to vest the Buyer with one hundred percent (100%) of the interests in and title to the assigned Participated Mortgage Loan; and (b) the entire Mortgage Loan file (including, without limitation, the Additional Required Documents) relating to the Participated Mortgage Loan and in the possession, or coming into the possession, of the Seller.  The Buyer shall execute such other documents and instruments as may reasonably be necessary to accomplish the foregoing purchase by the Buyer.

C.            Upon any purchase by the Buyer of the Seller’s retained interest in a Participated Mortgage Loan hereunder, the Buyer may engage the Seller to continue to act thereafter as the Buyer’s servicing agent in connection with the Participated Mortgage Loans and the parties may enter into a separate servicing agreement consistent with subsection A of Section 8 hereof, in form and substance that is mutually acceptable, setting forth the servicing requirements and the servicing fee to be charged by the Seller in connection therewith.

19.          Retention of Counsel.  In the event of actual or threatened litigation affecting any Participated Mortgage Loan hereunder or the collateral security for the Participated Mortgage Loan with respect to which litigation the Buyer is of the opinion that the services of an attorney should be retained for the protection of the interest of the Buyer, the Buyer may, following five (5) Business Days prior written notice to the Seller, employ counsel to represent the Seller and the Buyer with respect to such Participated Mortgage Loan.

20.          Dispute Resolution.  Any party may give the other party written notice of any dispute that arises under this Agreement and is not resolved in the normal course of business.  Within fifteen (15) days after delivery of the notice, the receiving party shall submit to the other a written response.  The notice and the response shall include (i) a statement of each party’s position and a summary of arguments supporting that position, and (ii) the name and title of the executive who will represent that party, as well as the name of any other Person who will accompany that executive.  Within thirty (30) days after delivery of the disputing party’s notice, the executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary to attempt to resolve the dispute.  Consideration shall be given to all reasonable requests for information made by one party to the other.

21.          Arbitration.  Any dispute arising out of or relating to this Agreement or the breach, termination or validity hereof that has not been resolved in the manner set forth in Section 20 hereof within ninety (90) days of the giving of notice as set forth in Section 20 hereof, shall be determined by binding arbitration administered by the American Arbitration Association (“AAA”) in accordance with the Commercial Arbitration Rules of the AAA.  Any arbitration shall be conducted in Montgomery, Alabama pursuant to the laws of the State of Alabama.  The parties request that the AAA exercise its best efforts to select arbitrators with a basic understanding of the mortgage lending industry.  Any award of the arbitrators shall be accompanied by a statement of the reasons upon which such award is based, a determination of the prevailing party and an award of reasonable attorney’s fees and costs to the prevailing party.  Each side shall equally divide and shall be equally responsible for the costs of arbitration.  Any award in arbitration is deemed binding upon the parties unless appealed within thirty (30) days to any court of competent jurisdiction by filing a complaint disputing the arbitration award.

22.          Miscellaneous.

A.            Governing Law.  This Agreement, and the sale of any Participation Interests in the Participated Mortgage Loans hereunder, shall be governed by and construed under the laws of the State of Alabama, including the Asset-Backed Securities Facilitation Act,  Ala. Code 35-10A et. seq., without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

B.            Binding Effect.  This Agreement shall be binding upon the parties hereto, as well as their respective legal representatives, successors and assigns.

C.            Notices.  All notices under this Agreement shall be in writing and mailed (and faxed ) to the respective parties at the following addresses:

As to the Seller:	Sirva Mortgage, Inc.
6070 Parkland Boulevard
Mayfield Heights, Ohio 44124
	Attention:	David Drozin
Controller
	Facsimile:	440/646-1835

As to the Buyer:	Colonial Bank, N.A.
One Commerce Street
Montgomery, Alabama 36104
	Attention:	Mary Lou Bathen
Senior Vice President/Assistant Treasurer
Facsimile:		334/240-5295

With a copy to:	Colonial Bank, N.A.
201 East Pine Street
Orlando, Florida 32801
	Attention:	Catherine L. Kissick
Senior Vice President
	Facsimile:	407/835-6690

D.            Purchase of Additional Participation Interests. The Seller, at its option, may offer to sell Participation Interest(s) in additional Mortgage Loans to the Buyer from time to time, and shall supply the Buyer with any information requested with respect to those interests.  The Buyer may (but shall not be obligated to) purchase any such additional Participation Interest(s) upon the terms and conditions set forth in this Agreement and in the related Participation Certificate negotiated by the parties.  If the parties come to an agreement on the purchase and sale of such additional Participation Interest(s), a Participation Certificate in the form attached as Exhibit A shall be appropriately and completely filled out by the Seller, executed by both parties and delivered to the Buyer.  The Buyer shall thereupon remit payment for its Participation Interest in the principal amount of the Mortgage Loans as shown by such Participation Certificate.

E.             Interpretation of Agreement.  The parties hereto reconfirm that each transaction contemplated by this Agreement is intended to be and shall be construed as a sale of payment intangibles (as that term is defined in Revised Article 9 of the Uniform Commercial Code). For all purposes this Agreement and the transactions conducted pursuant to this Agreement shall be interpreted and governed in accordance with such intent.  However, out of an abundance of caution, in case any such transaction were for any reason determined by a court of law as being a loan instead of a sale, then the Seller hereby grants to the Buyer as of the date hereof a first priority perfected security interest in the applicable Participated Mortgage Loan(s), all escrow and reserve accounts and funds held on deposit therein, Trust Funds and any other funds collected pursuant to this Agreement, and this Agreement shall constitute a security agreement under applicable law.  THE SELLER HEREBY AUTHORIZES THE BUYER TO FILE FROM TIME TO TIME IN ALL APPROPRIATE JURISDICTIONS ANY AND ALL PRECAUTIONARY UCC-1 FINANCING STATEMENTS AND/OR UCC-3 AMENDMENTS DEEMED NECESSARY OR DESIRABLE BY THE BUYER TO REFERENCE THE SALE OF THE PARTICIPATION INTEREST AND OTHER TRANSACTION(S) CONTEMPLATED HEREUNDER AND TO PERFECT, IF REQUIRED, THE INTEREST OF THE BUYER IN THE PARTICIPATED MORTGAGE LOANS. This Agreement is intended by the parties to be a “securities contract” within the meaning of Section 101(7), Title 11 of the United States Code.

F.             Survival of Representations and Warranties.  Each of the representations, warranties, covenants and agreements of the Seller and the Buyer contained in this Agreement shall be absolute and unconditional, shall survive the execution and delivery hereof, and shall remain and continue in full force and effect until all Participation Interest(s) of the Buyer in all Participated Mortgage Loans have been repurchased by the Seller or otherwise paid in full to the Buyer.

G.            Indemnity.  In addition to any repurchase obligations the Seller may have as set forth herein, the Seller hereby agrees, on demand, to defend, indemnify, and hold harmless the Buyer and its affiliates, and their respective employees, agents and representatives, from and against any all harm, liabilities, judgments, damages, claims, demands, costs, expenses (including reasonable legal fees and expenses) or losses (each, a “Claim”) suffered or incurred by reason of: (i) any representation or warranty made by the Seller in this Agreement having been untrue, incorrect, false or misleading in any material respect when made or deemed made or the breach or alleged breach by the Seller of any covenant or agreement made by it herein (whether or not the Seller had knowledge (a) that such representation or warranty was untrue, incorrect, false or misleading or (b) of the facts or circumstances giving rise to such breach or alleged breach), or (ii) any fraudulent conduct by the Seller or its servants, agents or employees, whether of commission or omission, arising out of the servicing or administration of the Participated Mortgage Loans.

H.            Consent To Jurisdiction; Venue.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT SHALL BE BROUGHT IN THE FEDERAL COURTS LOCATED IN THE MIDDLE DISTRICT OF ALABAMA AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE SELLER AND THE BUYER EACH CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO BE SUBJECT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS.  THE SELLER AND THE BUYER EACH IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE DETERMINATION OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT.  FURTHER, THE SELLER AND THE BUYER EACH WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY ALABAMA LAW (OTHER THAN BY PUBLICATION).

I.              Waiver of Jury Trial.  THE SELLER AND THE BUYER EACH WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT, RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE.  WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT.  THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

J.            Assignability. The Seller may not assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the Buyer.  The Buyer may at any time and from time to time sell, assign, transfer, pledge or convey all or any portion of its rights and/or delegate all or any portion of its obligations under this Agreement (including, without limitation, Participation Interests in specific Mortgage Loans) to any other Person, including, without limitation, affiliates of the Buyer (each, an “Assignee”), without notice to or consent by the Seller or any other Person. The Seller hereby agrees that upon any such sale, assignment, transfer, pledge, conveyance or delegation by the Buyer, the Assignee shall have, to the extent of such sale, assignment, transfer, pledge, conveyance or delegation, the same rights and benefits as it would have if it were the Buyer under this Agreement, unless otherwise provided therein; provided, that the Seller shall have no duty to recognize the Assignee absent receipt by it of notice of such sale, assignment, transfer, pledge, conveyance or delegation. The Seller authorizes the Buyer to disclose to any Assignee and to any prospective Assignee, any and all information in the Buyer’s possession concerning the Seller, the Participation Interests or the Mortgage Loans.

K.            Effect of Article and Section Headings.  The Article and Section headings herein are for convenience only and shall not affect the construction of this Agreement.

L.             Counterparts.  This Agreement may be executed in counterparts, each of which shall be an original and all of which shall constitute but one and the same agreement.

M.           Document Contains Entire Agreement.  This document, together with each Participation Certificate issued hereunder, contains the entire agreement between the parties hereto and supersedes all other negotiations, understandings and representations (if any) made by and between such parties with respect to the subject matter hereof, and cannot be modified in any respect except by mutual agreement in writing.

N.            Reform.  Should any provision of this Agreement be deemed invalid or unenforceable as contrary to applicable law, the parties hereto agree that such provision shall automatically be deemed to be reformed as to be consistent with applicable law.

O.            Amendments.  The provisions of this Agreement may not be amended, supplemented, waived or changed, other than by a writing signed by both of the parties hereto; provided, however, that the purchase price for the Buyer’s Percentage shall not be amended or changed.

P.             Seller Default.  Upon a default of the Seller of any provisions hereunder, the Seller shall consent to a court order directing that all future payments on account of the Participated Mortgage Loans by Obligors be made to a new collection account designated and held by the Buyer.

Q.            Waiver of Automatic Stay. The Seller and the Buyer hereby acknowledge and agree that this Agreement is intended to constitute a “securities contract” within the meaning of the Bankruptcy Code, and therefore the Buyer’s contractual right to liquidate, terminate or accelerate this Agreement because of a condition of the kind specified in Bankruptcy Code § 365(e)(1) may not be stayed, avoided, or otherwise limited by operation of the Bankruptcy Code.  If, notwithstanding the foregoing, the Buyer’s enforcement of any right or remedy is stayed by operation of the Bankruptcy Code, the Seller hereby agrees, as further consideration to induce the Buyer to enter into this Agreement, that, in the event a proceeding under Title 11 of the United States Code, either voluntary or involuntary, is commenced by or against the Seller, the Seller hereby consents to and agree that the Seller will not oppose or object to any motion or other pleading by the Buyer seeking relief from the automatic stay imposed by 11 U.S.C. § 362 to enforce any right or remedy the Buyer has with respect to the Participation Interests and Trust Funds, whether under this Agreement or otherwise.  In addition, the Seller hereby consents to and agrees that the Seller will not oppose any motions filed by the Buyer regarding possession, control or servicing of the Participation Interests including, but not limited to, a motion by the Buyer seeking an order (a) directing turnover and/or disbursement of Participation Interests and Trust Funds to the Buyer, and (b) directing continued performance by the Seller of the terms of this Agreement and any related servicing agreement.

[Signatures follow on next page]

IN WITNESS WHEREOF, each party has caused this Agreement to be executed on its behalf by its duly authorized representative as of the day and year first above written.

SELLER:		BUYER:

SIRVA MORTGAGE, INC.		COLONIAL BANK, N.A.

By:	/s/ Paul E. Klemme	By:	/s/ Amy J. Nunneley
Name: Paul E. Klemme		Name: Amy J. Nunneley
Title: President		Title: Senior Vice President